Exhibit 99

Snap-on Announces Second Quarter 2020 Results

Net sales of $724.3 million;

Reported diluted EPS of $1.85;

Excluding restructuring charges, adjusted diluted EPS of $1.91;

Sequential monthly improvements within the quarter

KENOSHA, Wis.--(BUSINESS WIRE)--July 31, 2020--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the second quarter of 2020.

  Net sales of $724.3 million in the second quarter of 2020 decreased $227.0 million, or 23.9% from 2019 levels, reflecting a $214.9 million, or 22.9%, organic sales decline, $14.4 million of unfavorable foreign currency translation, and $2.3 million of acquisition-related sales. The lower sales volume is primarily due to the impact of the COVID-19 pandemic.
  Operating earnings before financial services for the quarter of $91.1 million, or 12.6% of sales, including $5.8 million of direct costs associated with COVID-19, $4.0 million of exit and disposal costs (“restructuring charges”) for actions outside of the United States and $3.8 million of unfavorable foreign currency effects, compared to $189.9 million, or 20.0% of sales last year. Excluding the restructuring charges in 2020, operating earnings before financial services, as adjusted, of $95.1 million, or 13.1% of sales, decreased $94.8 million, or 49.9%, from 2019 levels.
  Financial services revenue in the quarter of $84.6 million increased $0.5 million from 2019 levels; financial services operating earnings of $57.6 million compared to $60.6 million last year.
  Consolidated operating earnings for the quarter of $148.7 million, including $5.8 million of direct COVID-19-related costs, $4.0 million of restructuring charges and $4.1 million of unfavorable currency effects, compared to $250.5 million last year. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 18.4% and 24.2% in the second quarters of 2020 and 2019, respectively. Excluding the restructuring charges in 2020, consolidated operating earnings, as adjusted, of $152.7 million, or 18.9% of revenues, decreased $97.8 million, or 39.0%, from 2019 levels.
  The second quarter effective income tax rate of 24.1% in 2020 was increased by 20 basis points (100 basis points “bps” equals 1.0 percent) as a result of the restructuring charges. The second quarter effective income tax rate was 23.6% in 2019.
  Reported net earnings in the second quarter of 2020 of $101.2 million, or $1.85 per diluted share, compared to $180.4 million, or $3.22 per diluted share, a year ago. Excluding the restructuring charges, net earnings, as adjusted, were $104.5 million in 2020, or $1.91 per diluted share.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding the restructuring charges.

“Throughout the second quarter, our sales and earnings were adversely impacted by the COVID-19 pandemic,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “We believe the effects of the virus can be represented in three phases: shock, or the significant stress associated with the early days; accommodation, or the gradual improvement reflecting the development of tactics to proceed safely in the COVID-19 environment; and finally, psychological recovery, or the restoration of confidence in the future. In fact, we encountered that trend as we moved from the shock of April to the accommodation reflected by the narrowing sales declines of May and June. During these times of turbulence, we continue to prioritize the health, safety and well-being of our associates, franchisees, customers and communities as we engage in our essential work. At the same time, we endeavor to strengthen our powerful product lines, reinforce our extraordinary brands, and maintain our capable team, preserving these advantages to pursue the abundant opportunities we believe will be available as the virus clears. Finally, and especially in the current situation, I want to thank our franchisees and associates worldwide for their many contributions, continued dedication, and belief in our future.”

Segment Results

Commercial & Industrial Group segment net sales of $261.9 million in the quarter compared to $335.0 million last year, reflecting a $66.2 million, or 20.2%, organic sales decline and $6.9 million of unfavorable foreign currency translation. The organic decrease includes mid-teen declines in sales to customers in critical industries and in the power tools operation.

Operating earnings of $22.9 million in the period, including $3.0 million of COVID-19-related costs, $2.0 million of restructuring costs and $1.9 million of unfavorable foreign currency effects, compared to $48.9 million in 2019. The operating margin (operating earnings as a percentage of segment net sales) of 8.7% decreased from 14.6% a year ago, primarily reflecting the effects of the decreased sales volumes and lower utilization of manufacturing capacity, as well as 120 bps of COVID-19-related costs, 80 bps of restructuring charges and 50 bps of unfavorable foreign currency effects.

Snap-on Tools Group segment net sales of $323.3 million in the quarter compared to $405.8 million last year, reflecting a $79.2 million, or 19.7%, organic sales decline and $3.3 million of unfavorable foreign currency translation. The organic sales decrease includes a mid-teen decline in the United States and a nearly 40% decline in the segment’s international operations.

Operating earnings of $38.4 million in the period, including $1.9 million of COVID-19-related costs, $0.6 million of restructuring charges and $1.1 million of unfavorable foreign currency effects, compared to $71.3 million in 2019. The operating margin of 11.9% decreased from 17.6% a year ago, primarily due to the lower sales volumes and costs to maintain manufacturing capacity, as well as 60 bps of COVID-19-related costs, 20 bps of restructuring charges and 20 bps of unfavorable foreign currency effects.

Repair Systems & Information Group segment net sales of $245.0 million in the quarter compared to $348.9 million last year, reflecting a $101.4 million, or 29.5%, organic sales decrease, $4.8 million of unfavorable foreign currency translation, and $2.3 million of acquisition-related sales. The organic decrease includes declines of over 30% in both sales of undercar equipment and to OEM dealerships, as well as a mid-teen decrease in sales of diagnostic and repair information products to independent repair shop owners and managers.

Operating earnings of $50.6 million in the period, including $1.4 million of restructuring charges, $0.7 million of COVID-19-related costs and $0.8 million of unfavorable foreign currency effects, compared to $88.6 million in 2019. The operating margin of 20.7% decreased from 25.4% a year ago, primarily reflecting the effects of the lower sales volume, as well as 50 bps of restructuring charges and 20 bps of COVID-19-related costs.

Financial Services operating earnings of $57.6 million on revenue of $84.6 million in the quarter compared to operating earnings of $60.6 million on revenue of $84.1 million a year ago. In the second quarter of 2020, financial services operating earnings reflected higher provisions for credit losses as compared to the prior year, which included lower provisions as a result of non-recurring favorable loss experience in the second quarter of 2019. Originations of $255.8 million in the second quarter decreased $7.6 million, or 2.9%, from 2019 levels.

Corporate expenses of $20.8 million in the second quarter of 2020 compared to $18.9 million last year.

Outlook

COVID-19 has spread across the globe during 2020 and is impacting economic activity worldwide. Snap-on experienced improving trends in the second quarter as our operations learned to accommodate the risks and safely pursue opportunities in the COVID-19 environment. In the near term, the company believes there will be continued sequential improvements, reflecting increasing levels of accommodations to the virus-related turbulence, though it cannot provide assurances on the rate of progress due to the uncertain and evolving nature and duration of the pandemic.

Snap-on is responding to the global macroeconomic challenges by deepening its Rapid Continuous Improvement (RCI), sourcing and other cost reduction initiatives. Snap-on recorded $4.0 million and $11.5 million of costs related to restructuring actions in the second quarter and first six months of 2020, respectively. Snap-on will continue to manage its cash flows and balance its capital allocation priorities, including investments and the need for further cost reduction actions; the COVID-19 pandemic makes it difficult to presently predict this balance as the company continually adjusts to the changing environment. Snap-on expects that capital expenditures in 2020 will be in a range of $75 million to $85 million, of which $29.0 million was incurred in the first six months of the year.

Despite near term uncertainty, Snap-on expects to maintain focus on its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high.

Snap-on currently anticipates that its full year 2020 effective income tax rate will be in the range of 23% to 25%.

Conference Call and Webcast on July 31, 2020, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Friday, July 31, 2020, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this document to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. The company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitates comparisons of our sales performance with prior periods.

For the second quarter of 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $4.0 million of restructuring charges ($3.3 million after tax) for exit and disposal activities.

For the six months ended June 27, 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $11.5 million of restructuring charges ($9.3 million after tax) for exit and disposal activities.

For the six months ended June 29, 2019, the company is including operating earnings before financial services, consolidated operating earnings, net earnings and diluted earnings per share, all as adjusted to exclude the impact of an $11.6 million benefit ($8.7 million after tax) from a legal settlement that occurred in the three months ended March 30, 2019.

Management believes that these are unusual events and therefore the non-GAAP financial measures adjusted to exclude them provide more meaningful year-over-year comparisons of the company’s 2020 operating performance. For a reconciliation of the adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.7 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and any Quarterly Reports on Form 10-Q, which all are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Net sales	$724.3	$951.3	$1,576.5	$1,873.0
Cost of goods sold	(383.1)	(477.5)	(813.7)	(927.6)
Gross profit	341.2	473.8	762.8	945.4
Operating expenses	(250.1)	(283.9)	(532.8)	(568.1)
Operating earnings before financial services	91.1	189.9	230.0	377.3

Financial services revenue	84.6	84.1	170.5	169.7
Financial services expenses	(27.0)	(23.5)	(56.0)	(47.0)
Operating earnings from financial services	57.6	60.6	114.5	122.7

Operating earnings	148.7	250.5	344.5	500.0
Interest expense	(13.4)	(12.4)	(24.8)	(24.9)
Other income (expense) – net	2.0	2.1	3.5	3.6
Earnings before income taxes and equity earnings	137.3	240.2	323.2	478.7
Income tax expense	(31.9)	(55.6)	(75.8)	(112.5)
Earnings before equity earnings	105.4	184.6	247.4	366.2
Equity earnings, net of tax	0.5	0.3	0.5	0.8
Net earnings	105.9	184.9	247.9	367.0
Net earnings attributable to noncontrolling interests	(4.7)	(4.5)	(9.5)	(8.7)
Net earnings attributable to Snap-on Inc.	$101.2	$180.4	$238.4	$358.3

Net earnings per share attributable to Snap-on Inc.:
Basic	$1.86	$3.27	$4.37	$6.47
Diluted	1.85	3.22	4.34	6.38

Weighted-average shares outstanding:
Basic	54.4	55.2	54.5	55.4
Effect of dilutive securities	0.4	0.8	0.4	0.8
Diluted	54.8	56.0	54.9	56.2

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Net sales:
Commercial & Industrial Group	$261.9	$335.0	$561.8	$657.5
Snap-on Tools Group	323.3	405.8	699.2	816.0
Repair Systems & Information Group	245.0	348.9	559.6	676.8
Segment net sales	830.2	1,089.7	1,820.6	2,150.3
Intersegment eliminations	(105.9)	(138.4)	(244.1)	(277.3)
Total net sales	724.3	951.3	1,576.5	1,873.0
Financial Services revenue	84.6	84.1	170.5	169.7
Total revenues	$808.9	$1,035.4	$1,747.0	$2,042.7

Operating earnings:
Commercial & Industrial Group	$22.9	$48.9	$54.4	$95.4
Snap-on Tools Group	38.4	71.3	87.0	138.5
Repair Systems & Information Group	50.6	88.6	127.9	172.2
Financial Services	57.6	60.6	114.5	122.7
Segment operating earnings	169.5	269.4	383.8	528.8
Corporate	(20.8)	(18.9)	(39.3)	(28.8)
Operating earnings	148.7	250.5	344.5	500.0
Interest expense	(13.4)	(12.4)	(24.8)	(24.9)
Other income (expense) – net	2.0	2.1	3.5	3.6
Earnings before income taxes and equity earnings	$137.3	$240.2	$323.2	$478.7

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	June 27,	December 28,
	2020	2019
Assets
Cash and cash equivalents	$686.2	$184.5
Trade and other accounts receivable – net	563.5	694.6
Finance receivables – net	508.5	530.1
Contract receivables – net	97.7	100.7
Inventories – net	784.0	760.4
Prepaid expenses and other assets	132.5	110.2
Total current assets	2,772.4	2,380.5

Property and equipment – net	509.4	521.5
Operating lease right-of-use assets	50.2	55.6
Deferred income tax assets	47.1	52.3
Long-term finance receivables – net	1,140.3	1,103.5
Long-term contract receivables – net	366.9	360.1
Goodwill	924.5	913.8
Other intangibles – net	241.0	243.9
Other assets	61.7	62.3
Total assets	$6,113.5	$5,693.5

Liabilities and Equity
Notes payable	$12.1	$202.9
Accounts payable	186.2	198.5
Accrued benefits	48.5	53.3
Accrued compensation	63.9	53.9
Franchisee deposits	83.3	68.2
Other accrued liabilities	435.4	370.8
Total current liabilities	829.4	947.6

Long-term debt	1,436.7	946.9
Deferred income tax liabilities	67.5	69.3
Retiree health care benefits	32.2	33.6
Pension liabilities	109.0	122.1
Operating lease liabilities	33.4	37.5
Other long-term liabilities	96.7	105.7
Total liabilities	2,604.9	2,262.7

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	383.1	379.1
Retained earnings	4,894.2	4,779.7
Accumulated other comprehensive loss	(514.4)	(507.9)
Treasury stock at cost	(1,343.6)	(1,309.2)
Total shareholders' equity attributable to Snap-on Inc.	3,486.7	3,409.1
Noncontrolling interests	21.9	21.7
Total equity	3,508.6	3,430.8
Total liabilities and equity	$6,113.5	$5,693.5

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Three Months Ended
	June 27,	June 29,
	2020	2019
Operating activities:
Net earnings	$105.9	$184.9
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.1	17.6
Amortization of other intangibles	5.7	5.4
Provision for losses on finance receivables	15.1	11.9
Provision for losses on non-finance receivables	6.7	3.7
Stock-based compensation expense	5.8	6.8
Deferred income tax provision	1.7	7.0
Loss on sales of assets	0.1	0.3
Settlement of treasury lock	1.4	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	78.2	(10.9)
Contract receivables	(13.0)	(3.1)
Inventories	(8.2)	(19.6)
Prepaid and other assets	(21.3)	(7.3)
Accounts payable	(10.0)	14.8
Accruals and other liabilities	67.4	(66.0)
Net cash provided by operating activities	253.6	145.5

Investing activities:
Additions to finance receivables	(201.8)	(220.6)
Collections of finance receivables	166.8	191.6
Capital expenditures	(11.8)	(28.0)
Acquisitions of businesses, net of cash acquired	—	(8.0)
Disposals of property and equipment	0.9	0.2
Other	0.3	(0.4)
Net cash used by investing activities	(45.6)	(65.2)

Financing activities:
Proceeds from issuance of long-term debt	489.9	—
Net increase (decrease) in other short-term borrowings	(148.1)	25.6
Cash dividends paid	(58.7)	(52.5)
Purchases of treasury stock	—	(60.1)
Proceeds from stock purchase and option plans	12.3	19.8
Other	(5.9)	(5.9)
Net cash provided (used) by financing activities	289.5	(73.1)

Effect of exchange rate changes on cash and cash equivalents	2.9	0.4
Increase in cash and cash equivalents	500.4	7.6

Cash and cash equivalents at beginning of period	185.8	156.4
Cash and cash equivalents at end of period	$686.2	$164.0

Supplemental cash flow disclosures:
Cash paid for interest	$(0.9)	$(1.8)
Net cash paid for income taxes	(12.3)	(73.8)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Six Months Ended
	June 27,	June 29,
	2020	2019
Operating activities:
Net earnings	$247.9	$367.0
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	36.2	34.8
Amortization of other intangibles	11.4	10.8
Provision for losses on finance receivables	31.4	24.4
Provision for losses on non-finance receivables	11.7	8.7
Stock-based compensation expense	6.9	14.1
Deferred income tax provision (benefit)	(1.9)	12.4
Loss on sales of assets	0.2	0.6
Settlement of treasury lock	1.4	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	112.5	3.9
Contract receivables	(11.8)	3.0
Inventories	(32.0)	(52.8)
Prepaid and other assets	(18.1)	(27.0)
Accounts payable	(8.1)	16.6
Accruals and other liabilities	79.3	(69.7)
Net cash provided by operating activities	467.0	346.8

Investing activities:
Additions to finance receivables	(414.6)	(431.1)
Collections of finance receivables	357.5	383.5
Capital expenditures	(29.0)	(48.2)
Acquisitions of businesses, net of cash acquired	(6.1)	(9.3)
Disposals of property and equipment	0.9	0.4
Other	(4.1)	0.8
Net cash used by investing activities	(95.4)	(103.9)

Financing activities:
Proceeds from issuance of long-term debt	489.9	—
Net decrease in other short-term borrowings	(190.0)	(18.2)
Cash dividends paid	(117.7)	(105.3)
Purchases of treasury stock	(50.5)	(107.5)
Proceeds from stock purchase and option plans	13.8	24.6
Other	(13.1)	(14.3)
Net cash provided (used) by financing activities	132.4	(220.7)

Effect of exchange rate changes on cash and cash equivalents	(2.3)	0.9
Increase in cash and cash equivalents	501.7	23.1

Cash and cash equivalents at beginning of year	184.5	140.9
Cash and cash equivalents at end of period	$686.2	$164.0

Supplemental cash flow disclosures:
Cash paid for interest	$(21.6)	$(23.4)
Net cash paid for income taxes	(27.4)	(92.2)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Net sales	$724.3	$951.3	$—	$—
Cost of goods sold	(383.1)	(477.5)	—	—
Gross profit	341.2	473.8	—	—
Operating expenses	(250.1)	(283.9)	—	—
Operating earnings before financial services	91.1	189.9	—	—

Financial services revenue	—	—	84.6	84.1
Financial services expenses	—	—	(27.0)	(23.5)
Operating earnings from financial services	—	—	57.6	60.6

Operating earnings	91.1	189.9	57.6	60.6
Interest expense	(13.4)	(12.3)	—	(0.1)
Intersegment interest income (expense) – net	16.5	17.8	(16.5)	(17.8)
Other income (expense) – net	2.0	2.1	—	—
Earnings before income taxes and equity earnings	96.2	197.5	41.1	42.7
Income tax expense	(21.3)	(44.5)	(10.6)	(11.1)
Earnings before equity earnings	74.9	153.0	30.5	31.6
Financial services – net earnings attributable to Snap-on	30.5	31.6	—	—
Equity earnings, net of tax	0.5	0.3	—	—
Net earnings	105.9	184.9	30.5	31.6
Net earnings attributable to noncontrolling interests	(4.7)	(4.5)	—	—
Net earnings attributable to Snap-on	$101.2	$180.4	$30.5	$31.6

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Six Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Net sales	$1,576.5	$1,873.0	$—	$—
Cost of goods sold	(813.7)	(927.6)	—	—
Gross profit	762.8	945.4	—	—
Operating expenses	(532.8)	(568.1)	—	—
Operating earnings before financial services	230.0	377.3	—	—

Financial services revenue	—	—	170.5	169.7
Financial services expenses	—	—	(56.0)	(47.0)
Operating earnings from financial services	—	—	114.5	122.7

Operating earnings	230.0	377.3	114.5	122.7
Interest expense	(24.7)	(24.8)	(0.1)	(0.1)
Intersegment interest income (expense) – net	34.6	35.5	(34.6)	(35.5)
Other income (expense) – net	3.5	3.6	—	—
Earnings before income taxes and equity earnings	243.4	391.6	79.8	87.1
Income tax expense	(55.1)	(89.9)	(20.7)	(22.6)
Earnings before equity earnings	188.3	301.7	59.1	64.5
Financial services – net earnings attributable to Snap-on	59.1	64.5	—	—
Equity earnings, net of tax	0.5	0.8	—	—
Net earnings	247.9	367.0	59.1	64.5
Net earnings attributable to noncontrolling interests	(9.5)	(8.7)	—	—
Net earnings attributable to Snap-on	$238.4	$358.3	$59.1	$64.5

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(unaudited)
	Operations*		Financial Services
	June 27,	December 28,	June 27,	December 28,
	2020	2019	2020	2019
Assets
Cash and cash equivalents	$685.9	$184.4	$0.3	$0.1
Intersegment receivables	13.6	14.2	—	—
Trade and other accounts receivable – net	562.7	693.5	0.8	1.1
Finance receivables – net	—	—	508.5	530.1
Contract receivables – net	7.0	6.8	90.7	93.9
Inventories – net	784.0	760.4	—	—
Prepaid expenses and other assets	132.3	111.8	9.2	7.0
Total current assets	2,185.5	1,771.1	609.5	632.2

Property and equipment – net	507.8	519.8	1.6	1.7
Operating lease right-of-use assets	47.7	52.9	2.5	2.7
Investment in Financial Services	340.9	340.5	—	—
Deferred income tax assets	24.6	32.7	22.5	19.6
Intersegment long-term notes receivable	267.8	755.5	—	—
Long-term finance receivables – net	—	—	1,140.3	1,103.5
Long-term contract receivables – net	14.3	16.0	352.6	344.1
Goodwill	924.5	913.8	—	—
Other intangibles – net	241.0	243.9	—	—
Other assets	73.5	73.0	0.2	0.2
Total assets	$4,627.6	$4,719.2	$2,129.2	$2,104.0

Liabilities and Equity
Notes payable	$12.1	$202.9	$—	$—
Accounts payable	184.7	197.3	1.5	1.2
Intersegment payables	—	—	13.6	14.2
Accrued benefits	48.5	53.2	—	0.1
Accrued compensation	61.1	52.2	2.8	1.7
Franchisee deposits	83.3	68.2	—	—
Other accrued liabilities	396.7	353.7	47.7	25.7
Total current liabilities	786.4	927.5	65.6	42.9

Long-term debt and intersegment long-term debt	—	—	1,704.5	1,702.4
Deferred income tax liabilities	67.5	69.3	—	—
Retiree health care benefits	32.2	33.6	—	—
Pension liabilities	109.0	122.1	—	—
Operating lease liabilities	30.7	34.5	2.7	3.0
Other long-term liabilities	93.2	101.4	15.5	15.2
Total liabilities	1,119.0	1,288.4	1,788.3	1,763.5

Total shareholders' equity attributable to Snap-on	3,486.7	3,409.1	340.9	340.5
Noncontrolling interests	21.9	21.7	—	—
Total equity	3,508.6	3,430.8	340.9	340.5
Total liabilities and equity	$4,627.6	$4,719.2	$2,129.2	$2,104.0

* Snap-on with Financial Services on the equity method.

SNAP-ON INCORPORATED
Reconciliation of Non-GAAP Financial Measures
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
AS REPORTED

Charges associated with exit and disposal activities ("restructuring charges")
Pre-tax restructuring charges	$(4.0)	$—	$(11.5)	$—
Income tax benefits	0.7	—	2.2	—
Restructuring charges, after tax	$(3.3)	$—	$(9.3)	$—

Weighted-average shares outstanding - diluted	54.8	56.0	54.9	56.2

Diluted EPS - restructuring charges	$(0.06)	$—	$(0.17)	$—

Benefit related to the settlement of a litigation matter ("legal settlement")
Pre-tax legal settlement	$—	$—	$—	$11.6
Income tax expense	—	—	—	(2.9)
Legal settlement, after tax	$—	$—	$—	$8.7

Weighted-average shares outstanding - diluted	54.8	56.0	54.9	56.2

Diluted EPS - legal settlement	$—	$—	$—	$0.15

ADJUSTED INFORMATION - NON-GAAP

1) Operating earnings before financial services
As reported	$91.1	$189.9	$230.0	$377.3
Restructuring charges	4.0	—	11.5	—
Legal settlement	—	—	—	(11.6)
As adjusted	$95.1	$189.9	$241.5	$365.7

Operating earnings before financial services as a percentage of sales
As reported	12.6%	20.0%	14.6%	20.1%
As adjusted	13.1%	20.0%	15.3%	19.5%

2) Operating earnings
As reported	$148.7	$250.5	$344.5	$500.0
Restructuring charges	4.0	—	11.5	—
Legal settlement	—	—	—	(11.6)
As adjusted	$152.7	$250.5	$356.0	$488.4

Operating earnings as a percentage of revenue
As reported	18.4%	24.2%	19.7%	24.5%
As adjusted	18.9%	24.2%	20.4%	23.9%

SNAP-ON INCORPORATED
Reconciliation of Non-GAAP Financial Measures (continued)
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
ADJUSTED INFORMATION - NON-GAAP (continued)

3) Net earnings attributable to Snap-on Incorporated
As reported	$101.2	$180.4	$238.4	$358.3
Restructuring charges, after tax	3.3	—	9.3	—
Legal settlement, after tax	—	—	—	(8.7)
As adjusted	$104.5	$180.4	$247.7	$349.6

4) Diluted EPS
As reported	$1.85	$3.22	$4.34	$6.38
Restructuring charges, after tax	0.06	—	0.17	—
Legal settlement, after tax	—	—	—	(0.15)
As adjusted	$1.91	$3.22	$4.51	$6.23

5) Effective tax rate
As reported	24.1%	23.6%	24.2%	23.9%
Restructuring charges	(0.2)%	—%	(0.2)%	—%
As adjusted	23.9%	23.6%	24.0%	23.9%

Contacts

For additional information, please visit www.snapon.com or contact:
Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793